Exhibit 99.1

Contact:	Marc Grossman	Atish Shah
	SVP - Corporate Affairs	VP - Investor Relations
	Hilton Hotels Corporation	Hilton Hotels Corporation
	(310) 205-4030 phone	(310) 205-8664
	marc_grossman@hilton.com	atish_shah@hilton.com

HILTON REPORTS STRONG SECOND QUARTER 2004 RESULTS

-    Comparable owned hotel RevPAR increases 8.3%, margins 30.5% -

-    Fees increase 10% from RevPAR growth, new units –

-    Timeshare revenue up 24% -

-    Diluted EPS increases 36% to $.19 -

Beverly Hills, California, July 28, 2004 – Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the second quarter and six months ended June 30, 2004, with the quarter’s results highlighted by strong revenue per available room (RevPAR) growth at its comparable owned hotels; a significant increase in fee income and continued strong brand performance; another outstanding quarter in its vacation ownership business, and significant margin gains.

The company reported second quarter 2004 net income of $75 million, a 39 percent increase from $54 million in the 2003 period.  Diluted net income per share was $.19 in the second quarter, compared with $.14 in the 2003 quarter, a 36 percent increase.  The 2004 second quarter was impacted by the following non-recurring items, which combined to benefit the quarter by approximately $.01 per share:  1) a $3 million pre-tax gain on asset dispositions; 2) a $2 million pre-tax note receivable reserve, and 3) a $5 million benefit to the tax provision from the utilization of tax loss carryforwards.

Hilton reported second quarter total operating income of $188 million (a 15 percent increase from $164 million in the 2003 period,) on total revenue of $1.065 billion (a 9 percent increase from $976 million in the 2003 quarter.)  Total company earnings before interest, taxes, depreciation, amortization and non-recurring items (“Adjusted EBITDA”) were $278million, compared with $252 million in the 2003 period, an increase of 10 percent.  Adjusting for the impact of owned hotel sales since the first quarter of 2003 and the consolidation of a previously unconsolidated managed property in the 2004 first quarter, revenue, operating income and Adjusted EBITDA increased 11 percent, 16 percent and 13 percent, respectively.

Owned Hotel Results

Continued strong business transient trends, improvement in group travel and the start of a strong summer travel season combined to bring significant occupancy and/or rate increases to most of the company’s major owned hotels in both business and leisure destinations.

Particularly good results were posted by company-owned hotels in New York City, the Washington, D.C. area, Hawaii, New Orleans, Boston, Phoenix and San Diego.  Occupancy levels at or near 90 percent, with significant rate increases as well, were achieved in New York and Boston.  San Francisco continues to show improvement, while Chicago – owing to a comparative lack of citywide conventions – remains a challenging market for 2004.

- more -

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Across all brands, revenue from the company’s owned hotels (majority owned and controlled hotels) were $546 million, a 3 percent increase from $531 million in the 2003 period.  The impact of property sales limited the revenue growth.  Total revenue from comparable owned properties was up 8 percent in the quarter.  RevPAR from comparable owned hotels increased 8.3 percent, in spite of the aforementioned softness in Chicago, which adversely impacted RevPAR growth by 2.3 points.  Comparable owned hotel occupancy increased 3.3 points in the quarter to 76.7 percent, while average daily rate (ADR) increased 3.6 percent to $153.00.  Continued improvement in the mix of business enabled second quarter RevPAR growth to be more ADR-driven than in previous periods.

Total owned hotel expenses in the second quarter were up marginally at $380 million (a 1 percent increase) reflecting the previously mentioned property sales.  Expenses at the comparable owned hotels increased 6 percent in the quarter, primarily due to an increase in occupied rooms.

Excluding the impact of property sales on owned hotel revenue and expenses, owned hotel margins in the 2004 second quarter, when compared to the 2003 period, improved 140 basis points to 30.5 percent.  Margin improvement resulted from a combination of the aforementioned ADR increase, an increase in food-and-beverage revenue resulting from more group room nights, and cost-per-occupied room that was approximately flat with the 2003 quarter.

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System-wide RevPAR; Management/Franchise Fees

The improved business trends that benefited the company’s owned hotels in the second quarter, combined with favorable year-over-year comparisons, resulted in each of Hilton’s brands reporting significant RevPAR increases in the quarter.  System-wide RevPAR growth at the company’s brands (including franchise properties) was as follows:  Hilton Garden Inn, 9.6 percent; Hilton, 9.5 percent; Doubletree, 8.5 percent; Embassy Suites, 6.9 percent; Hampton Inn, 6.0 percent, and Homewood Suites by Hilton, 5.9 percent.

These RevPAR gains (which accounted for approximately half of the company’s fee growth in the quarter,) and the addition of new units (which accounted for the other half,) enabled the company to show a 10 percent increase in management and franchise fees in the quarter to $97 million.

RevPAR index figures (year-to-date May 2004 as measured by Smith Travel Research) show continued and significant occupancy and rate premiums for the following Hilton brands: Embassy Suites, 123.3; Homewood Suites by Hilton, 119.0; Hampton Inn, 117.9; Hilton Garden Inn, 116.1; Hilton, 108.8.  Doubletree’s RevPAR index was 98.9.

4

Brand Development/Unit Growth

In the second quarter 2004, the company added 38 properties and 4,938 rooms to its system as follows: Hampton Inn, 21 hotels and 1,815 rooms; Hilton Garden Inn, 9 hotels and 1,183 rooms; Homewood Suites by Hilton, 4 hotels and 374 rooms; Doubletree, 3 hotels and 1,116 rooms, and Hilton, 1 property and 450 rooms.

Seven hotels and 922 rooms were removed from the system during the quarter.  At June 30, 2004, the Hilton system consisted of 2,216 properties and 352,885 rooms.  The company had more than 425 hotels and approximately 58,000 rooms in its development pipeline at June 30, 2004.

Development highlights during the quarter and early July, included the conversion to the Hilton brand of a 332-room full-service hotel in Indianapolis, scheduled for mid-August; the beginning of renovation of six Doubletree properties recently acquired by USAA Real Estate Co. in suburban Kansas City, Houston, Anaheim, St. Louis and Tulsa; the opening of Doubletree’s first hotel in Canada, at Niagara Falls, and a new-build Doubletree in Bay City, Michigan (outside Detroit;) groundbreaking for the first Homewood Suites by Hilton hotel in Canada, in Toronto; the opening of the Conrad Miami, the first freestanding Conrad Hotel in North America, and the signing of a management contract for a new Conrad Hotel in Indianapolis, scheduled to open in 2006.

In July, it was announced that both Hilton Garden Inn and Homewood Suites by Hilton earned first-place rankings for customer satisfaction in their respective categories from J.D. Power & Associates, while Embassy Suites and Hampton Inn each garnered top three rankings in their categories.

5

Hilton Grand Vacations

Hilton Grand Vacations Company (HGVC,) the company’s vacation ownership business, had another strong quarter with increases in overall unit sales and average unit sales price.  HGVC had second quarter revenue of $98 million, an increase of 24 percent from $79 million in the 2003 period.  Expenses were $71 million in the 2004 second quarter compared with $58 million in the 2003 period.  Overall unit sales in the quarter were up 34 percent, while the average unit sales price increased 7 percent.

HGVC sales continue to be strong in its three focus destinations of Hawaii, Las Vegas and Orlando, with a particularly exceptional sales pace at its two newest properties in the latter two markets.  Development of Phase II at HGVC’s new Las Vegas Strip resort is on schedule to begin by year-end 2004, and development of another phase at its new Orlando property is expected to begin in early 2005.

Distribution/Technology

Improving demand in all segments – business transient, group and leisure – resulted in significant increases in both call volume and gross reservations.  In the second quarter 2004, call volume through Hilton’s call centers was up 6 percent over the 2003 period, with gross reservations through Hilton Reservations Worldwide (HRW), the Global Distribution System (GDS) and all Internet sources up almost 12 percent (up nearly 14 percent in June alone.)  Year-to-date June 30, 2004, call volume through Hilton’s call centers was up more than 7 percent from the 2003 period, with gross reservations through HRW, GDS and the Internet up approximately 14 percent.

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In the second quarter, online bookings through the company’s proprietary branded websites increased approximately 25 percent over the 2003 period.

Furthering its industry leadership position in the use of technology to enhance customer service, and based on successful tests at the Hilton New York and Hilton Chicago, the company said that self-service check-in kiosks would be installed at approximately 45 of its owned and/or managed hotels by year-end 2004.

Corporate Finance

At June 30, 2004, Hilton had total debt of $3.6 billion (net of $325 million allocated to Caesars Entertainment, Inc. and repaid by Caesars in July 2004, and $100 million of debt resulting from the consolidation of a managed hotel, which is non-recourse to Hilton.)  This represents a reduction of $81 million during the second quarter.  Borrowings under the company’s $1 billion revolving credit facility were completely repaid during the second quarter.  Approximately 13 percent of the company’s debt is floating rate debt.  Total cash and equivalents (including restricted cash) were approximately $295 million at June 30, 2004.  The company’s average basic and diluted share counts for the second quarter were 383 million and 391 million, respectively.

Consolidated net interest expense (interest expense net of interest and dividend income) declined by $4 million in the second quarter due primarily to lower average debt balances.

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Hilton’s debt currently has an average life of 9.4 years, at an average cost of approximately 6.7 percent.

Net corporate expense increased to $25 million due to the aforementioned $2 million note receivable reserve, the corporate-related costs associated with awards under the company’s equity compensation plan, and higher legal costs.

The company’s effective tax rate in the second quarter was 34 percent.  During the quarter, the company’s provision for income tax benefited from the utilization of tax loss carryforwards of approximately $5 million as a result of the sale of its interest in Travelweb, and the sale of Doubletree properties in Bakersfield and Modesto, California.  Excluding this benefit, the company’s effective tax rate was approximately 38 percent.

Total hotel capital expenditures in the quarter were $38 million, with an additional $6 million expended for timeshare development.

Six-Month Results

For the six-month period ended June 30, 2004, Hilton reported net income of $112 million, compared to $63 million in the corresponding 2003 period.  Diluted net income per share was $.29 versus $.17 in the 2003 period.  Operating income for the six months was $319 million (compared with $250 million in the 2003 period) based on revenue of $2.059 billion (versus $1.885 billion in the 2003 period.)  For the 2004 six-month period, when compared to the same period last year, total company Adjusted EBITDA increased 11 percent to $497 million.  Excluding the impact of owned hotel sales since the first quarter 2003, Adjusted EBITDA increased 14 percent.

8

Updated 2004 Outlook

Based on its strong second quarter results and positive outlook for the remainder of the year, the company updated and increased its estimates for full-year 2004 as follows:

Total revenue	$4.170 billion range

Total Adjusted EBITDA	$1 billion range

Total operating income	$650 million range

Comparable owned hotel RevPAR	Increase of 6 – 8%

Diluted earnings per share	Mid to high $.50 range

Total capital spending in 2004 remains consistent with previously published guidance, approximately $275 million broken out as follows: approximately $155 for routine improvements and technology, $60 million for timeshare projects, and $60 million for hotel special projects.

The company expects to add 115 – 130 hotels and 15,000 – 17,000 rooms to its system in 2004, consistent with previous guidance.

“We are very pleased with a second quarter that, even when considering the benefit of favorable year-over-year comparisons, demonstrates that our business is improving in a big way, with all aspects of our company capitalizing on these strengthening trends,” said Stephen F. Bollenbach, co-chairman and chief executive officer of Hilton Hotels Corporation.

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“With the strength in business transient travel that we began seeing last year and the more recent upturn in group travel, a return to true pricing power is nearing.  It is significant that of the RevPAR growth at our owned hotels in the second quarter, about 40 percent came from rate increases, so we’re seeing a more rate-driven environment.  Demand in markets like New York, Washington, D.C., Boston and Hawaii, coupled with little new full-service supply, will help maximize our ability to raise room rates in the future.  The summer started out great, with record numbers of travelers, and we’re looking forward to that continuing the rest of the summer.

“The fee income side of our business is firing on all cylinders; our fee growth is now a nice balance of new unit additions – which we’ve become accustomed to over the years – along with RevPAR growth across our system.  In addition, our strategy of focusing on selective timeshare development in important year-round destinations like Hawaii, Las Vegas and Orlando is paying off; our timeshare business had yet another banner quarter.”

Mr. Bollenbach concluded: “Our continued emphasis on, and industry leadership position in, the creation and utilization of technology-based programs gives us a sustainable competitive advantage in attracting owners to our brands, enhancing the performance of those brands, maximizing customer loyalty and bringing new customers to our properties.  This kind of innovation will help us take even further advantage of the continually improving fundamentals in our industry, paving the way for even greater success in the months and years ahead.”

# # #

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Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION

Financial Highlights (Unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30			Six Months Ended June 30
	2003	2004	% Change	2003	2004	% Change
Revenue
Owned hotels	$531	$546	3%	$1,014	$1,028	1%
Leased hotels	27	29	7	51	55	8
Management and franchise fees	88	97	10	168	186	11
Timeshare and other income	88	107	22	171	227	33
	734	779	6	1,404	1,496	7
Other revenue from managed and franchised properties	242	286	18	481	563	17
	976	1,065	9	1,885	2,059	9
Expenses
Owned hotels	376	380	1	748	751	—
Leased hotels	24	25	4	47	50	6
Depreciation and amortization	79	83	5	165	166	1
Impairment loss and related costs	—	—	—	17	—	—
Other operating expenses	79	89	13	154	190	23
Corporate expense, net	19	25	32	38	44	16
	577	602	4	1,169	1,201	3
Other expenses from managed and franchised properties	242	285	18	481	559	16
	819	887	8	1,650	1,760	7

Operating income from unconsolidated affiliates	7	10	43	15	20	33

Operating income	164	188	15	250	319	28

Interest and dividend income	8	7	(13)	15	17	13
Interest expense	(77)	(72)	(6)	(152)	(142)	(7)
Net interest from unconsolidated affiliates and non-controlled interests	(4)	(8)	—	(9)	(14)	56
Net (loss) gain on asset dispositions	(2)	3	—	(3)	(1)	(67)
Income before taxes and minority and non-controlled interests	89	118	33	101	179	77
Provision for income taxes	(33)	(40)	21	(34)	(61)	79
Minority and non-controlled interests, net	(2)	(3)	50	(4)	(6)	50
Net income	$54	$75	39%	$63	$112	78%

Net income per share(1)
Basic	$.14	$.20	43%	$.17	$.29	71%
Diluted	$.14	$.19	36%	$.17	$.29	71%

Average shares - basic	377	383	2%	377	382	1%
Average shares - diluted	395	391	(1)%	399	390	(2)%

(1)          EPS for the six month periods differs from the sum of quarterly EPS amounts due to the required method of computing EPS in the respective periods.

HILTON HOTELS CORPORATION
U.S. Owned Statistics(1)

	Three Months Ended June 30				Six Months Ended June 30
	2003	2004	%/pt Change		2003	2004	%/pt Change

Hilton
Occupancy	74.2%	78.3%	4.1	pts	70.5%	73.4%	2.9	pts
Average Rate	$153.23	$158.58	3.5%		$153.10	$156.12	2.0%
RevPAR	$113.72	$124.11	9.1%		$107.96	$114.66	6.2%

All Other
Occupancy	68.1%	66.9%	(1.2	)pts	66.7%	66.3%	(0.4	)pts
Average Rate	$109.57	$110.71	1.0%		$108.31	$109.72	1.3%
RevPAR	$74.62	$74.01	(0.8)%		$72.29	$72.72	0.6%

Total
Occupancy	73.4%	76.7%	3.3	pts	70.0%	72.5%	2.5	pts
Average Rate	$147.75	$153.00	3.6%		$147.33	$150.44	2.1%
RevPAR	$108.44	$117.40	8.3%		$103.14	$109.05	5.7%

(1)          Statistics are for comparable hotels, and include only those hotels in the system as of June 30, 2004 and owned by us since January 1, 2003

HILTON HOTELS CORPORATION
System-wide Statistics(1)

	Three Months Ended June 30				Six Months Ended June 30
	2003	2004	%/pt Change		2003	2004	%/pt Change

Hilton
Occupancy	69.0%	73.1%	4.1	pts	66.5%	70.0%	3.5	pts
Average Rate	$126.21	$130.49	3.4%		$126.81	$129.95	2.5%
RevPAR	$87.13	$95.39	9.5%		$84.33	$90.96	7.9%

Hilton Garden Inn
Occupancy	67.9%	72.1%	4.2	pts	64.5%	69.3%	4.8	pts
Average Rate	$95.71	$98.82	3.2%		$95.52	$97.87	2.5%
RevPAR	$64.98	$71.23	9.6%		$61.60	$67.83	10.1%

Doubletree
Occupancy	67.8%	71.9%	4.1	pts	65.3%	69.2%	3.9	pts
Average Rate	$100.47	$102.82	2.3%		$101.56	$103.07	1.5%
RevPAR	$68.13	$73.92	8.5%		$66.29	$71.33	7.6%

Embassy Suites
Occupancy	71.5%	74.4%	2.9	pts	69.5%	72.2%	2.7	pts
Average Rate	$120.23	$123.56	2.8%		$121.08	$123.21	1.8%
RevPAR	$85.95	$91.88	6.9%		$84.15	$88.95	5.7%

Homewood Suites by Hilton
Occupancy	74.0%	76.6%	2.6	pts	70.4%	73.5%	3.1	pts
Average Rate	$94.97	$97.24	2.4%		$95.03	$96.83	1.9%
RevPAR	$70.29	$74.45	5.9%		$66.86	$71.18	6.5%

Hampton
Occupancy	70.0%	71.6%	1.6	pts	65.5%	67.4%	1.9	pts
Average Rate	$79.00	$81.77	3.5%		$78.41	$80.73	3.0%
RevPAR	$55.27	$58.59	6.0%		$51.36	$54.42	6.0%

Other
Occupancy	40.9%	71.9%	31.0	pts	46.8%	68.2%	21.4	pts
Average Rate	$135.16	$131.39	(2.8)%		$125.51	$126.14	0.5%
RevPAR	$55.26	$94.53	71.1%		$58.73	$86.03	46.5%

(1)          Statistics are for comparable hotels, and include only those hotels in the system as of June 30, 2004 and owned, operated or franchised by us since January 1, 2003.

HILTON HOTELS CORPORATION

Supplementary Statistical Information

	June				Change to
	2003 Number of		2004 Number of		June 2003 Number of		December 2003 Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	38	28,572	36	27,492	(2)	(1,080)	—	(4)
Leased	1	499	1	499	—	—	—	—
Joint Venture	7	2,739	10	4,177	3	1,438	—	—
Managed	20	11,664	24	13,904	4	2,240	—	(199)
Franchised	165	44,341	159	42,973	(6)	(1,368)	—	236
	231	87,815	230	89,045	(1)	1,230	—	33
Hilton Garden Inn
Owned	1	162	1	162	—	—	—	—
Joint Venture	2	280	2	280	—	—	—	—
Managed	—	—	6	796	6	796	3	405
Franchised	164	22,401	191	26,161	27	3,760	14	1,984
	167	22,843	200	27,399	33	4,556	17	2,389
Doubletree
Owned	9	3,156	6	2,374	(3)	(782)	(3)	(782)
Leased	6	2,151	6	2,144	—	(7)	—	—
Joint Venture	28	8,420	25	7,427	(3)	(993)	—	—
Managed	48	12,474	40	10,553	(8)	(1,921)	(4)	(1,032)
Franchised	61	14,420	75	17,762	14	3,342	4	1,460
	152	40,621	152	40,260	—	(361)	(3)	(354)
Embassy Suites
Owned	5	1,023	4	881	(1)	(142)	—	—
Joint Venture	27	7,279	27	7,279	—	—	—	—
Managed	57	14,699	54	14,136	(3)	(563)	—	—
Franchised	83	18,788	89	20,264	6	1,476	—	7
	172	41,789	174	42,560	2	771	—	7
Homewood Suites by Hilton
Owned	3	398	3	398	—	—	—	—
Managed	34	4,135	36	4,304	2	169	—	—
Franchised	87	9,606	97	10,617	10	1,011	6	559
	124	14,139	136	15,319	12	1,180	6	559
Hampton
Owned	1	133	1	133	—	—	—	—
Managed	24	3,101	35	4,461	11	1,360	1	138
Franchised	1,204	121,966	1,241	124,809	37	2,843	21	1,722
	1,229	125,200	1,277	129,403	48	4,203	22	1,860

Timeshare	28	3,289	31	3,740	3	451	1	96

Other
Owned	1	300	1	300	—	—	—	—
Joint Venture	3	1,393	3	1,394	—	1	—	1
Managed	11	3,254	12	3,465	1	211	1	219
Franchised	1	408	—	—	(1)	(408)	(1)	(408)
	16	5,355	16	5,159	—	(196)	—	(188)

Total
Owned	58	33,744	52	31,740	(6)	(2,004)	(3)	(786)
Leased	7	2,650	7	2,643	—	(7)	—	—
Joint Venture	67	20,111	67	20,557	—	446	—	1
Managed	194	49,327	207	51,619	13	2,292	1	(469)
Timeshare	28	3,289	31	3,740	3	451	1	96
Franchised	1,765	231,930	1,852	242,586	87	10,656	44	5,560

TOTAL PROPERTIES	2,119	341,051	2,216	352,885	97	11,834	43	4,402

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Historical Data

($ in millions)

	Three Months Ended June 30			Six Months Ended June 30
	2003	2004	% Change	2003	2004	% Change

Adjusted EBITDA	$252	$278	10%	$449	$497	11%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(7)	(6)	(14)	(14)	(13)	(7)
Non-recurring items	—	—	—	(17)	—	—
Operating interest and dividend income	(2)	(2)	—	(3)	(3)	—
Operating income from non-controlled interests	—	1	—	—	4	—
Net (loss) gain on asset dispositions	(2)	3	—	(3)	(1)	(67)
Minority and non-controlled interests, net	(2)	(3)	50	(4)	(6)	50
EBITDA	239	271	13	408	478	17
Depreciation and amortization	(79)	(83)	5	(165)	(166)	1
Interest expense, net	(73)	(73)	—	(146)	(139)	(5)
Provision for income taxes	(33)	(40)	21	(34)	(61)	79
Net income	$54	$75	39%	$63	$112	78%

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Future Performance - Full Year 2004 Outlook

($ in millions, except per share amounts)

Estimated Full Year 2004

Adjusted EBITDA	$1,005
Proportionate share of depreciation and amortization of unconsolidated affiliates	(30)
Operating interest and dividend income	(5)
Operating income from non-controlled interests	8
Net loss on asset dispositions	(1)
Minority and non-controlled interests, net	(9)
EBITDA	968
Depreciation and amortization	(330)
Interest expense, net	(280)
Provision for income taxes	(134)
Net income	$224

Diluted EPS	$.57

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Owned Hotel Revenue and Expenses

Adjusted for Asset Sales

($ in millions)

	Three Months Ended June 30			Six Months Ended June 30
	2003	2004	% Change	2003	2004	% Change

Revenue - owned hotels	$531	$546	3%	$1,014	$1,028	1%
Less sold hotels	(30)	(7)		(65)	(15)
Revenue - comparable owned hotels	$501	$539	8%	$949	$1,013	7%

Expenses - owned hotels	$376	$380	1%	$748	$751	—%
Less sold hotels	(21)	(5)		(45)	(11)
Expenses - comparable owned hotels	$355	$375	6%	$703	$740	5%

NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors.  The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors.  Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA, however, we adjust for these items and refer to this measure as Adjusted EBITDA.  We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting.  We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making.  Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management.  Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions.  Adjusted EBITDA is also widely used by management in the annual budget process.  Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.  Adjusted EBITDA for 2004 reflects EBITDA adjusted for the following items:

Gains and Losses on Asset Dispositions and Non-Recurring Items

We exclude from Adjusted EBITDA the effect of gains and losses on asset dispositions and non-recurring items, such as asset write- downs and impairment losses. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period.  The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates.  We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

Operating Interest and Dividend Income

Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA.  We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income from investments related to the development of our core businesses, to be a part of our core operating results.

Non-Controlled Interest

The consolidation of non-controlled interests in accordance with Financial Accounting Standards Board Interpretation No. 46 (FIN 46) resulted in an increase in certain revenue and expenses in the 2004 period, however, it had no net impact to our consolidated net income.  We exclude from Adjusted EBITDA the corresponding amounts of operating income, net interest expense, tax provision and non-controlled interest reported on our income statement to the extent these amounts belong to other ownership interests.  These exclusions are shown in their respective lines on the Reconciliation of Adjusted EBITDA to EBITDA and Net Income.

Minority Interest, Net

We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners’ proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations.   Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.